July 18, 2001



James P. Levy
65 Essex Road
Chestnut Hill, MA 02467


Dear James:

     Riverdeep, Inc., a Delaware corporation, desires to employ you subject to the terms and conditions below set forth:

1. You shall serve as Executive Vice Chairman of Riverdeep Group Plc. You will perform such duties and responsibilities, consistent with your position as outlined in the attached schematic, and any other additional tasks as may be specified by the Chief Executive Officer of Riverdeep from time to time. You shall report directly to Barry O'Callaghan, Chief Executive Officer. Your primary place of business shall be Riverdeep's Cambridge office. The effective date of this agreement shall be July 23, 2001.

2. You shall be paid a base salary at the rate of $235,000 per annum payable no less frequently than monthly in arrears, subject to required federal, state or local taxes or other withholdings. Your base salary shall be effective upon the acceptance of this offer and your commencement of employment and shall be in effect until July 23, 2002 when it shall be subject to review. In addition to your base salary you shall be guaranteed eligible to receive a minimum bonus of 125% of base salary for the first two years of employment with Riverdeep payable on or before August 2002 and August 2003 based on performance milestones. The Chief Executive Officer and the Remuneration Committee on an annual basis shall review your performance. Annual performance reviews, including bonus pay-outs and adjustments to one's base salary are scheduled in keeping with the fiscal year end, June 30th.

3. You shall be paid a guaranteed sign-on bonus of $2,000,000 to join Riverdeep payable over a four-year period. This bonus shall be payable to you in the event that Riverdeep terminates your employment without cause, if there is a change of control in the Company, or if you die this bonus shall be payable to your estate. In any of those circumstances this bonus would be payable in keeping with the four-year schedule as agreed, but any balance due at time of such qualifying event, as outlined above, shall be placed in an escrow account for future payment. Riverdeep reserves the right to accelerate payment terms at the time of such qualifying event. This bonus shall be paid quarterly in arrears beginning October 1, 2001 and you must be an employee in good standing on each payment date in order to receive the respective bonus payment. Each quarterly payment shall equal $125,000 gross subject to required withholdings. In the event that you voluntarily terminate your employment with Riverdeep you will be paid a pro-rated amount for the portion of the year in which you were employed.

4. As an employee of Riverdeep you shall be granted, subject to final approval of the Board of Directors of Riverdeep, the option to purchase a total of 1,000,000 Riverdeep ADSs at fair market value to



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vest annually over a three-year period. This option award shall be subject to the terms and conditions of Riverdeep Group Plc's Employee Stock Option Plan
(ESOP). The strike price of these options shall be the fair market value of Riverdeep's stock at the close of trading which precedes the approval by the board of directors of your individual award. In the unlikely event that you pass away during your employment with Riverdeep any vested portion of your option award would be exercisable to your estate, any unvested portion of your option award shall be exercisable to your estate also but under the existing schedule and no acceleration of option vesting will be permitted. In addition unvested share options assigned to your estate may be subject to certain selling restrictions that would be enforced on you as an officer of the company

5. You agree to devote your full business time, efforts and skill to the diligent performance of your duties, and at all times, you shall use your commercially reasonable efforts to serve and advance the business of the Company. As an Employee of Riverdeep you shall not engage in any business activity which, in the reasonable judgment of the Board of Directors, conflicts with your duties hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that you may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national securities exchange or automated inter-dealer quotation system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (y) you do not beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) more than 5.0% of the outstanding equity of such enterprise; provided, further, that such activities do not unreasonably interfere with your duties hereunder. In addition, you shall be subject to Riverdeep's policy regarding the trading of its securities, as in effect from time to time.

6. In addition to the other compensation described herein, you shall participate in employee benefit plans and insurance programs generally available to similarly situated employees of Riverdeep, in accordance with their terms and conditions. Riverdeep agrees to provide you with a vehicle allowance of $1,200 per month payable on the first day of each month.

7. Concurrently herewith, and as a condition of your employment and the effectiveness of this Agreement, you shall have signed the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A and Employee Agreement Regarding Intellectual Property and Confidential information attached hereto as Exhibit B and made a part hereof.

This offer and acceptance (the "Agreement"), together with Exhibits A & B attached hereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law provisions.

8. This Agreement, together with Exhibits A & B attached hereto, constitute the entire agreement the parties with respect to the subject matter hereof and supercedes all other agreements or understandings, whether oral or in writing.

9. You understand and agree that nothing in this Agreement nor any other Riverdeep document confers any contractual right, either express or implied, to remain employed by Riverdeep. Either party may terminate this Agreement on 30 days prior written notice to the other without cause or for any reason. In the event that Riverdeep terminates this agreement and your employment for any reason other than for cause, you shall receive the following:

     >>   Twelve months continued salary payment



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     >>   Bonus payment equal to the higher of 200% of current base salary for the year in which employment is terminated or an amount equal to your prior year bonus if higher than 200% of current base at time of termination.

In the event that the company is subject to a change in control it is the intention of the Board of Directors of Riverdeep to enter into protection agreements with key employees of the company, including yourself. The intent of these protection agreements is to secure the services of key executives such that in the event that the company is sold and options vest, proceeds of the sale of the company shall be placed in a fund which would be used to pay key individuals during a transition period immediately following the sale of the company.

10.  Termination.

     (a) Termination for Cause. Riverdeep may terminate this Agreement for cause on (30) days written notice to you. You shall continue to render services, and shall be paid your regular pay and any bonuses due up to the termination date. If you are terminated for cause, you shall not be entitled to additional severance compensation. Termination for cause shall be defined as:

     >>   Conviction of a felony
     >>   Gross negligence
     >>   Deliberate nonperformance of work

     (b) Termination Without Cause. Except as otherwise provided in this paragraph, either party may terminate this Agreement by giving (30) thirty days written notice to the other party. In the event that Riverdeep terminates your employment the terms of section 9 above shall apply

11. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.

12. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall remain in full force and effect.

13. Pease indicate your acceptance of this offer by signing and returning the enclosed duplicate copy of this letter and the enclosed Non-Competition and Non-Solicitation Agreement and Intellectual Property and Confidential Information Agreement.

Sincerely yours,

   /s/Barry O'Callaghan
--------------------------------------
Barry O'Callaghan
Chief Executive Officer
RIVERDEEP, INC.


AGREED AND ACCEPTED:

    /s/James P. Levy
--------------------------------------
James P. Levy

Dated:
      ------------------------------

                                    EXHIBIT A

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-solicitation Agreement ("Agreement") is made and entered into this 13th day of July 2001 between Riverdeep Inc. ("Riverdeep"), a Delaware corporation and the person listed on the signature page hereof, hereinafter, "Employee".

WHEREAS, Employee is an employee of Riverdeep and acceptance of this Agreement constitutes agreement to be employed by Riverdeep;

WHEREAS, Riverdeep is engaged in the development, marketing, sales (and products relating thereto) of educational products (the "Business");

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Non-competition. Employee agrees that during the period of employment with Riverdeep and for a period of twelve (12) months following the termination (for any reason) thereof, Employee shall not, without the express written approval of Riverdeep, anywhere in the United States where Riverdeep engages in business, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any activity that is competitive with the business of Riverdeep; provided, however, that Employee may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to 5% of the capital stock of a corporation whose capital stock is traded publicly.

          2. Non-solicitation. Employee agrees that during the period of employment with Riverdeep and for a period of twelve (12) months following the termination (for any reason) thereof, Employee will not call upon or solicit, directly or indirectly, business with any customers or prospects of Riverdeep or its affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of Riverdeep or its affiliates, or interfere with or attempt to interfere with any officers, employees, representatives or agents of Riverdeep or its affiliates, or induce or attempt to induce any of them to leave the employ of Riverdeep or its affiliates or violate the terms of their contracts.

          3. Equitable Relief. Employee acknowledges that the provisions of
Section 1 and 2 are essential to Riverdeep and that damages sustained by Riverdeep as a result of a breach of the agreements contained in such sections will cause irreparable damage to Riverdeep because of the special and unique nature of the Business and that recovery of damages at law will not be an adequate remedy. Riverdeep, in addition to any legal remedy it may have, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. In the event any suit or action is instituted to enforce this Agreement, or any of the teens or conditions hereof, including but not limited to suit for injunction, the prevailing party shall be entitled to costs and reasonable attorney's fees.

          4. No Agreement for Employment. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to Employee. The provisions of Section 1 of this Agreement shall be operative regardless of the performance or nonperformance by either party under any other section of this Agreement.

          5. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall remain in full force and effect.

          6. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles of such Commonwealth, and any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties shall be exclusively brought in the United States District Court for the Commonwealth of Massachusetts in the courts of general jurisdiction in Cambridge, Massachusetts. Each of the parties specifically agrees to the jurisdiction of such courts and waives the right to object to the jurisdiction or the venue of such Courts or to claim that they are an inconvenient forum.

          7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          8. Miscellaneous. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives; however, this Agreement may not be assigned by the employee.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of this 13th day of July 2001.

                                           RIVERDEEP INC.

                                                  /s/Barry O'Callaghan
                                           ------------------------------

                                           Barry O'Callaghan
                                           Chief Executive Officer


                                           Employee:

                                                  /s/James P. Levy
                                           -------------------------------

                                           James P. Levy

                                   EXHIBIT B

                          EMPLOYEE AGREEMENT REGARDING
               INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

In relation to my employment by Riverdeep or by any of its affiliates ("Riverdeep"), I agree as follows:

1. I hereby assign to Riverdeep my entire right, title and interest in any idea, concept, technique, invention, computer programs and related documentation, other works of authorship, and the like (all hereinafter called "Developments"), which Developments have been made, conceived, written, or otherwise created solely or jointly by myself (or hereafter made, conceived, written or created), whether or not such Developments are patentable, subject to copyright protection or susceptible to any other form of protection which: related to the actual business or research or development of Riverdeep or its affiliates; was suggested by or resulted or may be suggested by or result from any task assigned to me or work performed or to be performed by me for or on behalf of Riverdeep or its affiliates. In the case of any "other works of authorship", such assignment shall be limited to those works of authorship which meet both conditions (a) and (b) above. I acknowledge that the copyright and any other intellectual property right in computer programs and related documentation, and other works of authorship, created within the scope of my employment, belong to Riverdeep by operation of law.

2. In connection with any of the Developments assigned by Paragraph 1, I will, on the request of Riverdeep, promptly execute a specific assignment of title to it or its designee, and do anything else reasonably necessary to enable it or such designee to secure a patent, copyright or other form of protection therefor in the United States and in other countries.

3. Riverdeep, its affiliates, licensees, successors or assigns (direct or indirect) are not required to designate me as an author of any Development which is subject to Paragraph 1, when it is distributed, publicly or otherwise, or to secure my permission to change or otherwise alter its integrity. I hereby waive and release, to the extent permitted by law, all rights in and to such designation and any rights I may have concerning modifications of such Developments.

4. I acknowledge that any rights, waivers, releases and assignments herein granted and made by me are freely assignable by Riverdeep and are for the benefit of Riverdeep, its affiliates, or licensees, successors and assigns.

5. I affirm that I will not disclose to anyone outside of Riverdeep or its affiliates any Confidential Information or material received in confidence from third parties, such as customers, other than as permitted by a written agreement between Riverdeep and the third Party.

For the purpose of this agreement "Confidential Information" shall mean any trade secret, proprietary or confidential information relating to the business or affairs of Riverdeep, or Riverdeep's affiliates, including but not limited to information relating to the Developments, financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other trade secret, proprietary or confidential information used by Riverdeep or its affiliates, including, without limitation, computer, software, hardware and related information, provided, however, that Confidential Information shall not include



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any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee.

     /s/James P. Levy
---------------------------
James P. Levy